Tidal ETF Trust 485BPOS

Exhibit 99.(d)(xxxviii)(1)

FIRST AMENDMENT TO THE

SUB-ADVISORY ADVISORY AGREEMENT

This First Amendment dated as of September 20, 2024, to the Sub-Advisory Agreement dated as of September 14, 2022 (the “Agreement”) is entered into by and between Tidal Investments LLC (f/k/a Torso Investments, LLC) (the “Adviser”) and Curran Financial Partners, LLC (the “Sub-Adviser).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Schedule A to modify the allocation of proxy voting authority with respect to the God Bless America ETF (the “Fund”); and

WHEREAS, Section 15.2 of the Agreement allows for the amendment of the Agreement upon approval by the Board of Trustees of Tidal ETF Trust.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with the Amended Schedule A attached hereto, to be effective as the date of this First Amendment.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL INVESTMENTS LLC

By:	/s/ Dan Carlson
Name: Daniel Carlson Title: Chief of Staff

CURRAN FINANCIAL PARTNERS, LLC

By:	/s/ Adam Curran
Name: Adam Curran Title: Owner

Amended Schedule A
to the
Sub-Advisory Agreement
by and between
Tidal Investments LLC
(f/k/a Toroso Investments, LLC)
and
Curran Financial Partners, LLC

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
God Bless America ETF	0.02%	Commencement of Operations	☐ Fully Discretionary ☐ Partially Discretionary ☒ Non-Discretionary	☐ Full ☐ Advisory ☒ None